Exhibit 99.1

Index

Consolidated Financial Statements, November 30, 2002:

Consolidated Balance Sheet	1

Consolidated Statement of Operations	2

Consolidated Statement of Cash Flows	3

RBX CORPORATION
CONSOLIDATED BALANCE SHEET
November 30, 2002
(in thousands)

ASSETS
Cash and cash equivalents	$1,167
Accounts receivable, less allowance for doubtful accounts of $1,889	25,726
Inventories	16,166
Prepaid and other current assets	2,244

Total current assets	45,303
Property, plant and equipment, net	54,141
Intangible assets	18,058
Other noncurrent assets	5,758

Total assets	$123,260

LIABILTIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$11,559
Accrued liabilities	8,462
Current portion of postretirement benefit obligation	2,780
Current portion of long-term debt	2,000

Total current liabilities	24,801
Long-term debt	48,199
Postretirement benefit obligation	23,692
Pension benefit obligation	17,577
Other liabilities	1,704

Total liabilities	115,973
Stockholders’ equity:
Common stock, $0.001 par value, 5,000,000 shares authorized, 1,000,000 issued and outstanding	1
Additional paid-in capital	15,160
Accumulated deficit	(7,874)

Total stockholders’ equity	7,874

Commitments and contingencies
Total liabilities and stockholders’ equity	$123,260

RBX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
For the eleven months ended November 30, 2002
(in thousands)

Net sales	$154,767
Cost of goods sold	129,169

Gross profit	25,598
Selling, general and administrative costs	18,030
Reorganization items (income)	1,045
Other (income) expense	966

Operating income (loss)	5,557
Interest expense	4,406

Income (loss) before income taxes	1,151
Income tax expense	220

Net income (loss)	$931

RBX CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
For the eleven months ended November 30, 2002
(in thousands)

OPERATING ACTIVITIES
Net income (loss)	$931
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,300
Loss on disposal of equipment	966
Increase (decrease) in cash from changes in operating assets and liabilities:
Accounts receivable	(4,357)
Inventories	1,059
Prepaid and other current assets	(370)
Accounts payable	2,556
Accrued liabilities	(4,528)
Other liabilities	(2,324)
Liabilities subject to compromise	—

Net cash used in operating activities	(2,767)

INVESTING ACTIVITIES
Capital expenditures	(4,812)
Proceeds from disposals of property, plant and equipment	801
Increase in restricted cash	(261)

Net cash used in investing activities	(4,272)

FINANCING ACTIVITIES
Proceeds from borrowings	167,331
Principal payments on long-term debt	(160,279)

Net cash provided by financing activities	7,052

Net increase in cash and cash equivalents	13
Cash and cash equivalents:
Beginning of period	1,154

End of period	$1,167

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